                                                                    EXHIBIT 99.1

       CITIZENS HOLDING COMPANY THIRD QUARTER 2001 EARNINGS INCREASE 16%

PHILADELPHIA, Miss.--(BUSINESS WIRE)--October 29, 2001--Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and nine months ended September 30, 2001.

Net income for the three months ended September 30, 2001 grew 16% to $1.560 million or $0.47 per share-basic and diluted compared to $1.348 million or $0.41 per share-basic and diluted for the same quarter last year. Net interest income, after the provision for loan losses for the quarter was approximately 11% higher compared to same quarter last year. The net interest margin increased to 4.16% in the third quarter of 2001 from 4.11% in the same period in
2000.   Non-interest income grew 34% as a result of increased fee income on deposit accounts and fee income from mortgage loan refinancing.

Net income for the nine months ended September 30, 2001 increased 7% to $4.4 million ($1.34 per share-basic and $1.33 per share-diluted) over the $4.1 million ($1.24 per share-basic and diluted) for the same period last year. Net interest income rose 4.5% to $11.5 million compared to $11.0 million for 2000. The net interest margin increased to 4.27% in 2001 from 4.20% in the same period in 2000. Non-interest income for the nine months of 2001 grew 28% when compared to the same period in 2000.

Total assets as of September 30, 20001 increased $45.8 million, or 12%, compared to December 31, 2000. The July 2001 acquisition of Forest and Decatur, Mississippi branches from Union Planters Bank accounted for an approximately $30.3 million increase in deposits, an $11.7 million increase in loans and $15.4 million increase in cash and short-term investments. Deposits increased further as economic conditions have caused many customers to turn to bank deposits as a more attractive investment. This increase in cash permitted the Bank to reduce its short-term borrowings from the Federal Home Loan Bank by $32 million from the December 31, 2000 level.

Steve Webb, Chairman, President and CEO stated, "Third quarter and year to date 2001 earnings increased primarily because of an increase in net interest income. The liquidity experienced by the Bank from the significant increase in deposits allowed us to pay down more expensive Federal Home Loan Bank advances. This, together with continued strong loan demand, caused net interest income to increase. Non-interest income also increased as a result of an increase in overdraft privilege fee income and strong mortgage department earnings as low interest rates create refinancing opportunities. While increases in non-interest expense are necessary as the Bank grows, we continue to be successful in controlling such cost as evidenced by our efficiency ratio of 48.6%."

Steve Webb further stated, "We are happy to announce that the Forest and Decatur branch acquisitions have been completed and assimilated into our system. We expect
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these important acquisitions will make greater contributions to earnings growth in the future."

The Company's dividend of $0.15 per share for the third quarter of 2001 brought the total dividends for the nine months ended September 30, 2001 to $0.425. This represents an increase of 42% over the dividends paid in the same period of 2000.

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has sixteen banking locations in seven counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company's transfer agent is American Stock Transfer & Trust Company.

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company's financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Corporation's and the Bank's business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Corporation operate; (b) changes in the legislative and regulatory environment that negatively impact the Corporation and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions;
(f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Corporation's market area and (h) other risks detailed from time to time in the Corporation's filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.


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                            Citizens Holding Company
                              Financial Highlights
                 (amounts in thousands, except per share data)
                                  (Unaudited)
                      ____________________________________

                                                          Three Months                            Nine Months
                                                        Ended September 30                      Ended September 30

                                                      2001                2000               2001               2000
                                      ------------------------------------------------------------------------------

Interest income and fees                        $    7,399          $    7,353         $   21,842         $   21,155
Interest expense                                    -3,417              -3,627            -10,391            -10,195
                                      ------------------------------------------------------------------------------
   Net interest income                               3,982               3,726             11,451             10,960

Provision for loan losses                             -174                -316               -743               -598
   Net interest income after
     provision for loan losses                       3,808               3,410             10,708             10,362

Non-interest income                                  1,066                 796              3,094              2,413
Non-interest expense                                -2,533              -2,177             -7,354             -6,535
                                      ------------------------------------------------------------------------------

   Net income before taxes                           2,341               2,029              6,448              6,240
Income taxes                                          -781                -681             -2,028             -2,143
                                      ------------------------------------------------------------------------------

     Net income                                 $    1,560          $    1,348         $    4,420         $    4,097
                                      ==============================================================================

Earnings per share - basic                           $0.47               $0.41         $     1.34         $     1.24
                                      ==============================================================================

Earnings per share - diluted                         $0.47               $0.41         $     1.33         $     1.24
                                      ==============================================================================

Average shares outstanding-basic                 3,308,750           3,308,750          3,308,750          3,308,750

Average shares outstanding-diluted               3,320,644           3,317,478          3,318,026          3,316,821


                                                                                        As of               As of
                                                                                     September 30,       December 31,
                                                                                          2001               2000
                                                                              --------------------------------------
Balance Sheet Data:
     Total assets                                                                      $  428,602         $  382,800
     Total earning assets                                                                 391,222            355,058
      Loans net of unearned                                                               261,195            252,022
     Allowance for loan losses                                                             -3,375             -3,325
     Total deposits                                                                       358,749            289,908
     Long term borrowings                                                                  14,705             10,000
     Shareholders' equity                                                                  47,766             43,377
     Book value per share                                                              $    14.44         $    13.11
     Dividends paid                                                                    $    0.425         $    0.425

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
Average Balance Sheet Data:
     Total assets                                                                      $  393,874         $  374,439
     Total earning assets                                                                 362,040            343,159
      Loans net of unearned                                                               253,155            244,307
     Total deposits                                                                       316,174            290,704
     Long term borrowings                                                                  15,777             10,000
     Shareholders' equity                                                                  46,193             40,701

Non-performing assets:
     Non-accrual loans                                                                        509                590
     Loans 90+ days past due                                                                3,820              1,746
     Other real estate owned                                                                  193                133

Net charge-off as a percentage
     average loans                                                                           0.27%              0.28%

Performance Ratios:
     Return on average assets                                                                1.50%              1.48%
     Return on average equity                                                               12.76%             13.60%

Net interest margin (tax equivalent)                                                         4.27%              4.16%


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Contact:

Citizens Holding Company, Philadelphia
Robert T. Smith, 601/656-4692
Rsmith@netdoor.com